Exhibit 3.6
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
NATURADE, INC.
     Naturade, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that:
     1. The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”) and has been consented to by the stockholders in accordance with Section 228 of the DGCL.
     2. Subsection (a) of Article 5 of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:
     “a. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the corporation is authorized to issue is 152,000,000 shares, 100,000,000 of which shall be Common Stock with a par value of $.0001 per share, 2,000,000 of which shall be Non-Voting Common Stock with a par value of $.0001 per share, and 50,000,000 of which shall be Preferred Stock with a par value of $.0001 per share.”
The next page is the signature page.

     IN WITNESS WHEREOF, Naturade, Inc. has caused this Certificate of Amendment to Certificate of Incorporation to be executed by Bill D. Stewart, its authorized officer, on this 15 day of May, 2003.

By /s/Bill D. Stewart
Bill D. Stewart,
President and Chief Executive Officer